UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 14, 2009 (January 12, 2009)
CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-12716 (Commission File Number)	04-2573920 (IRS Employer Identification No.)

One Gateway Center, Suite 702, Newton, Massachusetts (Address of Principal Executive Offices)	02458 (Zip Code)
Registrant’s telephone number, including area code: (617) 527-9933
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On January 12, 2009, Clinical Data, Inc. (the “Company”), API Acquisition Sub II, LLC, an indirect, wholly-owned subsidiary of the Company (“API”), and Avalon Pharmaceuticals, Inc. (“Avalon”) entered into a First Amendment to Agreement and Plan of Merger and Reorganization (the “Merger Agreement Amendment”), amending the terms of the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated October 27, 2008, by and among the Company, API and Avalon.
The Merger Agreement Amendment amends the Merger Agreement and the form of Contingent Value Rights Agreement attached as an exhibit to the Merger Agreement (the “CVR Agreement”) to clarify the parties’ intent that the holder of a warrant to purchase shares of Avalon’s common stock, must exercise such warrant in order to receive contingent value rights in the merger, and to correct a typographical error in the CVR Agreement which incorrectly stated the maximum amount of Company common stock potentially payable upon receipt of each contingent value right. The Merger Agreement Amendment also extends from March 31, 2009 to April 30, 2009 the outside closing date for the merger, after which date either the Company or Avalon may terminate the Merger Agreement, as provided in the Merger Agreement.
Also on January 12, 2009, the Company and Avalon executed an amendment (the “Note Amendment”) to the $3 million term note that Avalon issued to the Company on October 27, 2008 (the “Note”) under the previously announced short term loan that the Company provided to Avalon in connection with the execution of the Merger Agreement. The original maturity date of the Note corresponded with the original outside closing date of the merger. In connection with the extension of the outside closing date of the merger described in the preceding paragraph, the Note Amendment extends the maturity of the Note from March 31, 2009 to April 30, 2009.
The foregoing descriptions of the Merger Agreement Amendment and the Note Amendment are not complete and are qualified in their entirety by reference to the Merger Agreement Amendment and the Note Amendment, which are filed as Exhibits 2.2 and 10.7 to Amendment No. 1 to the Company’s Registration Statement (No. 333-156011) on Form S-4 and are incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.
By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: January 14, 2009